                            STOCK PURCHASE AGREEMENT

                                 by and between

                                CRANE & CO., INC.

                                       and

                               AMERICAN BANK NOTE
                               HOLOGRAPHICS, INC.

                               Dated June 30, 2000

                                TABLE OF CONTENTS


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ARTICLE I. DEFINITIONS............................................................................................1
         Section 1.01.  Definitions...............................................................................1

ARTICLE II. SALE AND PURCHASE OF COMMON STOCK.....................................................................5
         Section 2.01.  Sale and Purchase of the Common Stock.....................................................5
         Section 2.02.  Closing...................................................................................5
         Section 2.03.  Use of Proceeds...........................................................................6

ARTICLE III. REPRESENTATIONS AND WARRANTIES.......................................................................6
         Section 3.01.  Representations and Warranties of the Company.............................................6
         Section 3.02.  Representations and Warranties of Purchaser..............................................16

ARTICLE IV. ADDITIONAL AGREEMENTS OF THE PARTIES.................................................................17
         Section 4.01.  Taking of Necessary Action...............................................................17
         Section 4.02.  Conduct of Business......................................................................17
         Section 4.03.  Financial Statements and Other Reports...................................................18
         Section 4.04.  Access...................................................................................19
         Section 4.05.  Lost, Stolen, Destroyed or Mutilated Securities..........................................19
         Section 4.06.  Change of Control........................................................................19
         Section 4.07.  Legend...................................................................................20
         Section 4.08.  Further Assurances.......................................................................20
         Section 4.09.  Solicitation.............................................................................20
         Section 4.10.  Board Representation.....................................................................21

ARTICLE V. CONDITIONS OF CLOSING.................................................................................25
         Section 5.01.  Conditions of Purchase at Closing........................................................25
         Section 5.02.  Conditions of Sale at Closing............................................................26

ARTICLE VI. STANDSTILL...........................................................................................27

ARTICLE VII. MISCELLANEOUS.......................................................................................28
         Section 7.01.  Survival of Representations and Warranties...............................................28
         Section 7.02.  Notices..................................................................................28
         Section 7.03.  Entire Agreement; Amendment..............................................................29
         Section 7.04.  Counterparts.............................................................................30
         Section 7.05.  Governing Law............................................................................30
         Section 7.06.  Public Announcements.....................................................................30
         Section 7.07.  Expenses.................................................................................30
         Section 7.08.  Indemnification..........................................................................30

                                      -i-
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         Section 7.09.  Successors and Assigns...................................................................32
         Section 7.10.  Jurisdiction.............................................................................32
         Section 7.11.  Specific Performance.....................................................................32
         Section 7.12.  Captions.................................................................................33
         Section 7.13.  Severability.............................................................................33
         Section 7.14.  Mutual Waiver of Jury Trial..............................................................33

         EXHIBITS

         Exhibit A - Form of Registration Rights Agreement
         Exhibit B - Form of Note
         Exhibit C - Form of Legal Opinion of Company Counsel
         Exhibit D - Form of Legal Opinion of Purchaser's Counsel

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated, June 30, 2000, by and between CRANE & CO., INC., a Massachusetts corporation ("Purchaser"), and AMERICAN BANK NOTE HOLOGRAPHICS, INC., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined where used herein shall have the meanings ascribed thereto in Article I.

         WHEREAS, Purchaser desires to purchase from the Company, and the Company desires to sell to Purchaser, in the manner and subject to the terms and conditions set forth in this Agreement, 3,387,720 shares (the "Shares") of the Company's Common Stock for an aggregate purchase price of $9,316,230;

         WHEREAS, the Company and Purchaser desire to set forth certain agreements herein;

         NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" or "affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Applicable Law" shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, administrative positions, ordinances, codes or orders of any Governmental Entity, self-regulating organization, securities exchange or other securities trading system, (b) Consents of, with or from any Governmental Entity, and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreement with any Governmental Entity.

         "Board of Directors" or "Board" shall mean the duly elected and qualified board of directors of the Company.

         "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts or the City of New York are authorized or obligated by law or executive order to close.

         "Change of Control" shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (b) a majority of the Board of Directors of the Company shall consist of Persons who are not Continuing Directors of the Company; or (c) the acquisition by any Person or Group (as defined in Section 13(d) of the Exchange Act, but excluding Purchaser or the Permitted Transferees or any of their respective Affiliates) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the total voting power for the election of directors of the Company or of any direct or indirect holding company thereof.

         "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.02(a).

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

         "Consents" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person or Governmental Entity.

         "Continuing Director" shall mean, as of the determination date, any Person who (a) was a member of the Board of Directors of the Company on the Closing Date (after giving effect to the provisions of Section 4.10), or (b) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of a majority of the Continuing Directors of the Company who were members of the Board of Directors at the time of such nomination or election.

         "Currency Agreement" shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

         "Governmental Entity" shall mean any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign.

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
         "Indebtedness" shall mean, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (b) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a), (b) and (e)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (e) all capitalized lease obligations of such Person, (f) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that if such obligations have not been assumed, the amount of such Indebtedness shall be deemed to be the lesser of the principal amount of the obligations or the fair market value of the pledged property or assets, (g) all Indebtedness of other Persons to the extent guaranteed by such Person, and (h) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. Unless specifically set forth above, the amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

         "Interest Rate Agreement" shall mean, in respect of a Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "Material Adverse Effect" shall mean any event, circumstance, change, development or effect which individually or in the aggregate would have a material adverse effect on (a) the assets, business, properties, liabilities, condition (financial or otherwise), results of operations or prospects of the Company, (b) the ability of the Company to perform its obligations under this Agreement or the Registration Rights Agreement or (c) the validity or enforceability of this Agreement or any of the Registration Rights Agreement or the rights or remedies of Purchaser hereunder and thereunder.

         "Minimum Interest" shall mean ownership by Purchaser (or Permitted Transferees) of at least 51% of the aggregate number of shares of Common Stock theretofore actually issued to Purchaser (or Permitted Transferees) pursuant to
Section 2.01 of this Agreement (as may be adjusted for any

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
dividends payable in shares of Common Stock or any stock split or reverse stock split, combination, consolidation or reclassification of the Common Stock).

         "Parity Securities" shall mean any stock of any class or classes of the Company deemed to rank on a parity with the Common Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Common Stock.

         "Permits" shall have the meaning set forth in Section 3.01(p).

         "Permitted Interest" shall mean ownership by Purchaser (or Permitted Transferees) of at least 33 1/3% of the aggregate number of shares of Common Stock theretofore actually issued to Purchaser (or Permitted Transferees) pursuant to Sections 2.01 of this Agreement (as may be adjusted for any dividends payable in shares of Common Stock or any stock split or reverse stock split, combination, consolidation or reclassification of the Common Stock).

         "Permitted Transferee" shall mean any Affiliate of Purchaser.

         "Person" or "person" shall mean an individual, corporation, association, partnership, limited liability company, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement to be executed by the Company and Purchaser at the Closing, which shall be substantially in the form attached hereto as Exhibit A, as amended from time to time in accordance with the terms thereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Securities Filings" shall have the meaning set forth in Section
3.01(h).

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Senior Officer's Certificate" shall have the meaning set forth in
Section 4.03(a).

         "Senior Securities" shall mean any stock of any class or classes of the Company deemed to rank prior to the Common Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of Common Stock.

         "Subsidiary" shall mean, with respect to any corporation (the "parent") any other corporation, association or other business entity of which 50% or more of the shares of the voting stock are owned or controlled, directly or indirectly, by the parent or one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

         "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Company, or the Person consolidating with or merging into the Company in a merger, consolidation or other corporate combination in which the Company is the continuing or surviving Person, but in connection with which the Common Stock of the Company is exchanged or converted into the securities of any other Person or the right to receive cash or any other property.

         "Tax" means any federal, state, local or foreign taxes, including, but not limited to, income, gross receipts, windfall profits, premium, value added, severance, stamp, occupation, property, environmental, production, sales, use, license, excise, franchise, payroll, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such penalties.

         "Tax Returns" means any return, report, information return form, declaration, claim for refund, statement or other document (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with any Governmental Entity or other tax authority, or sent or provided to another party under Applicable Law.


                                   ARTICLE II.

                        SALE AND PURCHASE OF COMMON STOCK

         Section 2.01. Sale and Purchase of the Common Stock. At the Closing, subject to all of the terms and conditions of this Agreement, including the satisfaction or waiver of the conditions set forth in Sections 5.01 and 5.02, and in reliance upon the representations, warranties, covenants and agreements of the parties set forth herein, the Company shall sell to Purchaser, and Purchaser shall purchase from the Company, the Shares for a purchase price equal to $9,316,230.

         Section 2.02.  Closing.

         (a) Subject to the satisfaction or waiver of the conditions set forth in Sections 5.01 and 5.02 of this Agreement, the purchase and sale of the Shares (the "Closing") shall take place at the offices of Choate, Hall & Stewart, counsel to Purchaser, at Exchange Place, 53 State Street, Boston, Massachusetts, on June 30, 2000 (the "Closing Date"), or at such other time and place as may be mutually agreed upon in writing by Purchaser and the Company.

         (b) At the Closing, (i) the Company will deliver to Purchaser a certificate for the Shares registered in the name of Purchaser; (ii) Purchaser shall deliver the purchase price for the Shares; and

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
(iii) each party shall take or cause to be taken such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article V hereof.

         Section 2.03. Use of Proceeds. The proceeds to be received by the Company from the sale and issuance of the Shares hereunder shall be used for general corporate and working capital purposes, including, at the Company's option, repayment of Indebtedness under the Company's Loan and Security Agreement with Foothill Capital Corporation dated September 29, 1999, in an aggregate amount not to exceed $2,000,000.


                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         Section 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule (by reference to the applicable Section of this Agreement (it being understood that disclosure with respect to a specified Section shall not be deemed made with respect to any other Section hereof)) delivered by the Company to Purchaser on the date hereof (the "Disclosure Schedule"), a copy of which is attached hereto, the Company represents and warrants to, and agrees with, Purchaser as follows:

         (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized and has all requisite power and authority (corporate or otherwise) to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified as a foreign corporation to transact business and is in good standing under the laws of each other jurisdiction in which its ownership or lease of assets or conduct of its business requires such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not have a Material Adverse Effect. The Company does not have any Subsidiaries.

         (b) Authorization. The Company has full corporate power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company. No stockholder approval or other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby. This Agreement has been, and on or prior to the Closing Date the Registration Rights Agreement will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and upon its execution on or prior to the Closing Date the Registration Rights Agreement will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent

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
conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         (c) Capitalization. Schedule 3.01(c) sets forth as of the date hereof
(i) the authorized capital stock of the Company, the number of shares of each class of capital stock issued and outstanding and the number of shares of Common Stock reserved for issuance in connection with employee benefit, stock option and dividend reinvestment plans, and (ii) all options, warrants, convertible securities, subscriptions, contracts, undertakings, arrangements and commitments to issue which may result in the issuance of equity securities of the Company, in each case setting forth the identity (which may be by class) of the holder thereof, the exercise or similar price and the date of expiration or termination thereof. All of the issued and outstanding shares of the Company's capital stock have been duly and validly authorized and issued and are fully paid and non-assessable and have been issued in compliance with all applicable requirements of law and are not subject to any preemptive or similar rights. Other than as set forth in Schedule 3.01(c) or pursuant to this Agreement, as of the date hereof (i) there are no options, warrants, subscriptions, commitments or other agreements which obligate the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire any securities of the Company, (ii) there are no outstanding securities or rights convertible into or exchangeable for shares of any capital stock of the Company, and (iii) there are no contracts, commitments, understandings or arrangements which obligate the Company to issue additional shares of its capital stock or securities or rights convertible into or exchangeable for shares of any capital stock of the Company, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Except as set forth in Schedule 3.01(c), as of the date hereof, there are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such Person or to require the Company to include such securities in any other registration statement filed by the Company under the Securities Act. The Shares to be sold and issued to Purchaser will, when issued to and paid for by Purchaser in accordance with this Agreement, be duly and validly authorized and issued and will be fully paid and non-assessable and will have been issued in compliance with all applicable requirements of law and not be subject to any preemptive or similar rights. As of the Closing Date, the Shares will constitute 18.2% of the outstanding Common Stock (calculated on a fully-diluted basis assuming the conversion, exercise and exchange of all outstanding securities convertible, exercisable or exchangeable for shares of Common Stock).

         (d) [Reserved]

         (e) No Violation. Except as set forth in Schedule 3.01(e), the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, the consummation of the transactions by the Company contemplated hereby and thereby and the compliance by the Company with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, require a Consent under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) any provision of the certificate of incorporation, bylaws or other governing instrument of the Company or (ii) (x) any mortgage, note, indenture, deed of trust, lease, loan agreement, warrant, registration rights agreement or other agreement or instrument binding on the Company or (y) any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule, regulation or administrative position of any Governmental Entity, self-regulating organization, securities exchange or securities trading system or any other Person, in the case of (x) or (y), binding on or otherwise applicable to the Company or its properties or assets, and the result of which could reasonably be expected to have a Material Adverse Effect.

         (f) Consents. No Consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the consummation of the transactions by the Company hereunder and thereunder, including, without limitation, any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (g) Financial Statements; Absence of Undisclosed Liabilities. The Company has previously delivered to Purchaser copies of (A) the balance sheet of the Company at December 31, 1998 and December 31, 1999, and the related statements of operations, statements of stockholders' equity and cash flows for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed by the Company with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants of the Company, and (B) the unaudited consolidated balance sheet of the Company at May 31, 2000 and the related unaudited consolidated statement of operations, statements of stockholders' equity and cash flows for the five month period then ended. All of such financial statements fairly present in all material respects the consolidated financial position of the Company as of the dates shown and the results of the operations, statements of shareholders' equity and cash flows of the Company for the respective fiscal periods or as of the respective dates therein set forth, in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which will be material in amount and effect). All of such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved, and the Company has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), whether or not due or to become due, that are not fully reflected or reserved against in the balance sheet as of May 31, 2000, except for liabilities that may have arisen in the ordinary course of business and consistent with past practices and that, either individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 3.01(g) attached hereto. The Company has provided to Purchaser the fiscal year 2000 budget of the Company which was prepared in good faith and was based upon assumptions which the Company believed were reasonable.

         (h) Securities Filings. The Company has filed all reports, registration statements, proxy statements, schedules, forms and other documents, together with any amendments and supplements required to be made with respect thereto, that were required to be filed with (i) the SEC under the Securities Act or the Exchange Act and (ii) any applicable state securities authorities (all such reports, statements, schedules, forms and other documents are referred to herein collectively as the "Securities Filings"). As of their respective dates, the Securities Filings filed with the SEC during 1999, including any financial statements contained therein, complied in all material respects with all of the rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act and of any other regulatory authority with which they were filed, and none of the Securities Filings contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and were complete and accurate in all material respects. There are no facts known to the Company existing as of the date hereof peculiar to the Company or any Company Subsidiary which the Company has not disclosed in the Securities Filings which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (i) Compliance with Applicable Law. Except as set forth on Schedule 3.01(i) attached hereto, the Company is not in breach of, default under, or violation of its Certificate of Incorporation, bylaws or other governing instrument or any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to the Company, other than such defaults or violations which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of the Company has been, and is currently being, conducted in compliance with all Applicable Laws of any Governmental Entity, except where the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (j) Legal Proceedings. Except as set forth on Schedule 3.01(j) attached hereto, there are no legal, administrative, arbitration or other proceedings, claims, actions, inquiries or governmental investigations of any nature pending against the Company as of the date hereof or to which the Company or any of their assets are subject as of the date hereof that were required to be disclosed in the Securities Filings which were not so disclosed, and, to the knowledge of the Company, there has not been threatened any such proceeding, claim, action, inquiry or governmental investigation against the Company. The Company is not subject to any outstanding order, writ, judgment, injunction, or decree of any Governmental Entity.

         (k)      Employee Benefits.

                  (i) Each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA")), and any other material employee plan, agreement or arrangement that is maintained or otherwise contributed to by the Company for the benefit of its employees (collectively, "Company Plans") has been administered and is in material compliance with the terms of such plan and all Applicable Laws. Each of the Company Plans (including amendments thereto) in existence as of the date hereof is described in or has been included as an exhibit to the Securities Filings or is otherwise listed in Schedule 3.01(k).


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
                  (ii) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, actions, claims or lawsuits which have been asserted or instituted involving or arising out of the Company Plans, with respect to the operation or administration of such plans (other than routine benefit claims).

                  (iii) The Company has not incurred, and no event has occurred which would be reasonably likely to result in, any material unfunded liability under ERISA or the Code with respect to any Company Plan (other than routine expenses related to administration of the Company Plans and payment of routine benefit claims), including, but not limited to, complete or partial withdrawal from a multiemployer plan within the meaning of Section 3(37) of ERISA or a termination of a Company Plan which is covered by Title IV of ERISA.

                  (iv) No Company Plan exists which could result in the payment to any employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

                  (v) As of the date hereof, the Company does not contribute to and is not obligated to contribute to, and has not contributed to or has not been obligated within the past five years to contribute to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                  (vi) Except as disclosed in the Securities Filings or set forth on Schedule 3.01(k), as of the date hereof, the Company does not maintain any plans or programs providing post-retirement medical benefits (except as required by law), death benefits or other material post-retirement welfare benefits.

                  (vii) The Internal Revenue Service has issued an opinion letter for each Company Plan existing as of the date hereof that is intended to be qualified under Section 401(a) of the Code, determining that such plan is so qualified and is exempt from tax under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such letter that has adversely affected such qualification.

         (l) Absence of Certain Changes. Except as set forth in the Securities Filings, since December 31, 1999 and through the date hereof, the business of the Company has been operated in the ordinary course of business and consistent with past practice and, except as set forth in the Securities Filings or in
Schedule 3.01(l) or as specifically provided in this Agreement or the Registration Rights Agreement:

                  (i) except for circumstances affecting the Company's industry generally, there has been no event, condition or change that individually or in the aggregate has had or could reasonably be expected in the foreseeable future to have a Material Adverse Effect;

                  (ii) the Company has not sold or transferred any of the assets it owns except in the ordinary course of business and consistent with past practice (it being understood that the sale of receivables is in the ordinary course);

                  (iii) the Company has not incurred any Indebtedness;

                  (iv) the Company has not changed its accounting policies or procedures as in effect on December 31, 1999;

                  (v) except as contemplated by this Agreement, the Company has not amended or in any way altered its Certificate of Incorporation or bylaws;

                  (vi) the Company has not (A) changed the number of shares of authorized capital stock of the Company, (B) except as contemplated by this Agreement, issued or granted any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued and outstanding capital stock of the Company, or any securities convertible into shares of such stock (except for grants of options to purchase Common Stock approved by the Company's Board of Directors to be granted pursuant to director or employee benefit plans of the Company), (C) split, combined or reclassified any shares of the capital stock of the Company,
(D) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or (E) redeemed or otherwise acquired any shares of such capital stock;

                  (vii) the Company has not increased the number of members of the Board other than as required by Section 4.10 hereof;

                  (viii) the Company has not acquired any assets other than in the ordinary course of business and consistent with past practice;

                  (ix) the Company has not entered into employment agreements with any employee (other than agreements terminable at will without any financial penalty), or granted any increase in the compensation (including employee benefits) of any employee; and

                  (x) the Company has not agreed, whether in writing or otherwise, to take any action that, if taken, would render any of the representations set forth in this Section 3.01(l) untrue.

         (m) Disclosure. Neither this Agreement nor the Registration Rights Agreement nor any certificate or disclosure statement delivered by or on behalf of the Company prior to the date hereof, nor any other written materials delivered by the Company to Purchaser prior to the date hereof in connection with the transactions contemplated hereby and identified in Schedule 3.01(m), as of the date thereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There are no facts known to the Company existing as of the date hereof would cause any of the materials described in Schedule 3.01(m) to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (n) Securities Law Matters. Neither the Company nor any of its Affiliates or any other Person acting on their behalf has, in connection with the offer and sale of the Common Stock hereunder, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) assuming the accuracy of Purchaser's representations in Section 3.02(d), any action involving a public offering within the meaning of Section 4 of the Securities Act, or (iii) assuming the accuracy of Purchaser's representations in Section 3.02(d), and compliance by Purchaser and the Permitted Transferees with the terms hereof, any action that would require the registration under the Securities Act of the offering and sale of the Common Stock pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not make, directly or indirectly, any offer or sale of Common Stock of the same or similar classes as the Common Stock if, as a result of such offer or sale, the offer and sale of the Common Stock contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in
Section 2(3) of the Securities Act.

         (o) Brokers and Finders. Neither the Company nor any of its officers, directors, Affiliates, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Registration Rights Agreement except as provided in this Agreement.

         (p) Licenses and Permits. The Company possesses all material licenses, franchises, permits, certificates, Consents, orders, approvals and authorizations (collectively, the "Permits") and has made all declarations and filings with all Governmental Entities necessary under law or otherwise to conduct their businesses as currently being conducted, and each such Permit is valid and subsisting and in full force and effect. No negotiation, application, action or proceeding is pending for the renewal or modification of any Permits, and no application, petition, objection, opposition, action or proceeding is pending or, to the knowledge of the Company, threatened that may result in the denial of an application for renewal, revocation, modification, nonrenewal or suspension of any Permit.

         (q) Material Agreements. Each contract, agreement, understanding, arrangement and commitment (the "Contracts") which is existing on the date hereof and is material to the business, results of operations, financial condition, prospects or operations of the Company is described in or has been included as an exhibit to the Securities Filings or is otherwise set forth on
Schedule 3.01(q), including, without limitation, all Contracts for Indebtedness. A true and correct copy of each Contract set forth in Schedule 3.01(q) has been delivered or made available to Purchaser, including, without limitation, all amendments and supplements thereto and any schedules and exhibits attached thereto. Each Contract referred to above and existing on the date hereof is a valid, binding and enforceable agreement of the Company and, no event has occurred that has caused, or with the passage of time or giving of notice would cause, nor has the execution of this Agreement caused, or will the transactions contemplated under this Agreement cause the Company to be in default under, or give rise to a right of acceleration, or termination under any Contract.

         (r) Properties and Insurance. The Company has good and marketable title to all of its properties and assets, including, without limitation, the properties and assets reflected on the balance sheet, dated May 31, 2000, referred to in Section 3.01(g), except properties and assets disposed of since such date in the ordinary course of business, free of all Liens (other than Permitted Liens (as defined below)). The Company does not own or lease any real property or any interest in real property, except as specified on Schedule 3.01(r). The Company enjoys peaceful and undisturbed possession under all leases under which it operates, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any unusual or burdensome provision, which, in either case, has had, or could reasonably be expected to have, a Material Adverse Effect. There are currently no lessees, sublessees or licensees of any of the real property owned or leased by the Company. Schedule 3.01(r) fully and correctly sets forth the address of each location at which any properties or assets of the Company are to be located immediately following the Closing. As used herein, "Permitted Liens" shall mean (i) any materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's and other like Liens arising in the ordinary course of business and (ii) the liens listed on
Schedule 3.01(r). Schedule 3.01(r) sets forth all insurance policies under which the Company is insured, all of which are valid and in full force. All premiums due to date under such policies have been paid, and no default exists thereunder.

         (s) Taxes. The Company has filed all federal, state and local income and franchise Tax Returns which are required to be filed and all such Tax Returns are correct and complete in all material respects. The Company has paid all Taxes shown thereon to be due and all other taxes and assessments known to the Company to be payable by it, except to the extent the same have become due and payable but are not yet delinquent or to the extent the same are being contested in good faith. To the extent that material Tax liabilities and assessments have accrued but have not yet become payable, such Tax liabilities have been adequately reflected as liabilities on the books of the Company and adequate reserves have been established for the payment thereof. Schedule 3.01(s) sets forth the fiscal year through which the consolidated Federal Income Tax Returns of the Company have been examined and reported on by the Internal Revenue Service. To the Company's knowledge, there exists no dispute with the Internal Revenue Service with respect to the consolidated Federal Income Tax Returns of the Company. Except as set forth on Schedule 3.01(s), the Company is not subject to any audit by any Governmental Entity with regard to any Tax nor, to the Company's knowledge, has any Governmental Entity asserted against the Company any liability for any Tax due and payable, but not paid. As of the date hereof, the Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which is the Company), or (ii) does not have any liability for the taxes of any Person (other than any taxes of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         (t) Environmental Matters. The ownership or use of the premises and assets of the Company, the occupancy and operation thereof, and the conduct of its business are in compliance in all material respects with all applicable federal, state and local laws, ordinances, regulations, standards and requirements relating to safety, health, pollution, environmental protection, hazardous substances, zoning and related matters. There is no material liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes hereof, "hazardous substance" shall mean oil or any other substance that is included within the definition of "hazardous substance," "pollutant," "toxic substance," "toxic waste," "hazardous waste," "contaminant" or other words of similar import in any federal, state or local environmental law, ordinance or regulation.

         (u) Absence of Certain Business Practices. Except as set forth on
Schedule 3.01(u) attached hereto, neither the Company nor, to the Company's knowledge, any officer or director purporting to act on behalf of the Company has at any time: (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law,
(ii) made any payment of funds to, or received or retained any funds from, any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by Applicable Law, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or (v) engaged in any material transaction, maintained any bank account or used any material amount of corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

         (v)      Books of Account; Company Charter and Bylaws.

                  (i) The books of account and other financial records of the Company are true and complete, have been maintained in accordance with good business practices, and are accurately reflected in the financial statements included in the Securities Filings.

                  (ii) The Company has previously delivered or made available to Purchaser true and complete copies of the Certificate of Incorporation and bylaws of the Company, as amended.

                  (iii) The minute books and other corporate records of the Company have been made available to Purchaser, contain in all material respects accurate records of all meetings held prior to the date hereof and accurately reflect in all material respects all other corporate action of the shareholders and board of directors and any committees of the board of directors of the Company through the date hereof.

         (w) Operating Company Status. The Company is primarily engaged in the production or sale of a product or service other than the investment of capital, within the meaning of the plan assets regulations issued by the Department of Labor (29 C.F.R. Section 2510.3-101).

         (x) Labor Relations; Suppliers, Distributors and Customers. No dispute involving employees of the Company or the relationship between the Company and its employees has resulted in, or could reasonably be expected to result in any Material Adverse Effect. The relationships with the suppliers to and distributors for and customers of the Company are satisfactory commercial working relationships and, during the 12-month period ended on the Closing Date, no such supplier, distributor or customer has cancelled or otherwise terminated its relationship with or decreased its services, supplies or materials to or its usage or purchase of the services or products of the Company in a manner which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The Company is not aware of any such supplier, distributor or customer to take any such action.

         (y)      Intellectual Property.

                  (i)      Except as set forth in Schedule 3.01(y)(i):

                           (A) the Company owns the patents, pending
                  applications, trademarks, tradenames, copyrights and trade secrets (the "Intellectual Property") used in the business of the Company;

                           (B) the Intellectual Property is not subject to any
                  existing or contingent security interest or similar encumbrance;

                           (C) no claims have been asserted or threatened by any
                  third party with respect to use, ownership, validity or enforceability of any Intellectual Property; and

                           (D) the processes and products made, used and/or sold
                  by the Company are not the subject of any past, pending or threatened litigation and, to the Company's knowledge, do not infringe any intellectual property right of any third party.

                  (ii) Schedule 3.01(y)(ii) sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Intellectual Property, and the names of the registered owners.

                  (iii) Schedule 3.01(y)(iii) sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party pursuant to which the Company or any other person is authorized to use any Intellectual Property or other trade secret material to the Company, and includes the identity of all parties thereto. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. The execution of this Agreement by the Company and the consummation of the transactions contemplated hereby will not cause the Company to be in violation of or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

         Section 3.02. Representations and Warranties of Purchaser. The Purchaser represents and warrants to, and agrees with, the Company as follows:

         (a) Organization. Purchaser is a validly existing and in good standing under the laws of The Commonwealth of Massachusetts.

         (b) Authorization. Purchaser has full power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the transactions hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of Purchaser. This Agreement has been, and on or prior to the Closing Date the Registration Rights Agreement will be, executed and delivered by Purchaser, and this Agreement is, and upon the execution on or prior to the Closing Date the Registration Rights Agreement will be, the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

         (c) Investment Intent; Suitability. Purchaser is acquiring the Common Stock solely for its own account for investment and not with a view to any distribution thereof in violation of the Securities Act. Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

         (d) Investigation by Purchaser. Purchaser acknowledges that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations and financial condition and the terms and conditions of the issuance of the Common Stock. Notwithstanding anything contained herein to the contrary, no investigation by Purchaser shall in any way affect Purchaser's right to rely upon the Company's representations, warranties and covenants contained herein.

         (e) Investment Experience. Purchaser (i) has such knowledge, experience and skill in evaluating and investing in common stocks and other securities, based on actual participation in financial, investment and business matters, so that it is capable of evaluating the merits and risks of an investment in the Common Stock, (ii) has such knowledge, experience and skill in financial and business matters that it is capable of evaluating the merits and risks of investment in the Company and the suitability of the Common Stock as an investment, and (iii) can bear the economic risk of an investment in the Common Stock.

         (f) Brokers and Finders. Neither Purchaser nor any of its officers, directors, employees, Affiliates or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated hereby or by the Registration Rights Agreement.

         (g) No Violation. The execution, delivery and performance by Purchaser of this Agreement, the consummation of the transactions by Purchaser contemplated hereby and thereby and the compliance by Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, require a Consent under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) any provision of the certificate of incorporation or bylaws of Purchaser or (ii) (x) any mortgage, note, indenture, deed of trust, lease, loan agreement, warrant, registration rights agreement or other agreement or instrument binding on Purchaser or (y) any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule, regulation or administrative position of any Governmental Entity, self-regulating organization, securities exchange or securities trading system or any other Person, in the case of (x) or (y), binding on or otherwise applicable to Purchaser or its properties or assets, and the result of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.


                                   ARTICLE IV.

                      ADDITIONAL AGREEMENTS OF THE PARTIES

         Section 4.01. Taking of Necessary Action. Each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

         Section 4.02. Conduct of Business. Except as otherwise required to perform its obligations under this Agreement or in any agreement contemplated herein, from the date hereof through the Closing Date, the Company shall:

         (a) conduct its operations in the ordinary course of business and consistent with past practice;

         (b) unless required pursuant to the terms of this Agreement or the Registration Rights Agreement, or consented to in writing by Purchaser, not amend or in any way alter its Certificate of Incorporation, bylaws, partnership agreement or other governing document;

         (c) not engage in any other act, other than in the ordinary course of business and consistent with past practice, that could reasonably be expected to have a Material Adverse Effect or in any way delay or impair consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement;

         (d) not change the number of shares of the authorized capital stock of the Company, issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company, or any securities convertible into shares of such stock (except for grants of options to purchase Common Stock approved by the Board of Directors to be granted pursuant to existing Company Plans), split, combine or reclassify any shares of the capital stock of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeem or otherwise acquire any shares of such capital stock;

         (e) not increase the number of directors of the Board of Directors of the Company without the express written consent of Purchaser other than as required by Section 4.10;

         (f) not sell or transfer any of the assets it owns, except in the ordinary course of its business and consistent with past practice;

         (g) not incur any Indebtedness other than Indebtedness to trade creditors incurred in the ordinary course of business and consistent with past practice;

         (h) not change its accountants nor change its accounting policies or procedures in any material manner; or

         (i) not do any other act which would cause any representation or warranty in this Agreement to be or become untrue in any material respect.

         Section 4.03. Financial Statements and Other Reports. For so long as Purchaser or the Permitted Transferees own any shares of Common Stock, the Company covenants that it will deliver to Purchaser or the Permitted Transferees, as the case may be:

         (a) in the event the Company is not at such time subject to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, statements of shareholders' equity and cash flows of the Company for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company at the end of such quarterly period setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, together with a certificate from a senior officer of the Company ("Senior Officer's Certificate") to the effect that such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise indicated in the notes thereto and subject to year-end adjustments) and that such financial statements fairly present the results of operations and changes in financial position, shareholders' equity, cash flows and financial position of the Company and the Company Subsidiaries as of and for the period then ended;

         (b) in the event the Company is not at such time subject to the reporting requirements of the Exchange Act, as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, statements of shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, together with the audit report of Deloitte & Touche LLP, or other independent public accountants of recognized standing selected by the Company;

         (c) promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as it shall send to its shareholders and to its lenders and copies of all such registration statements, other than registration statements relating to employee benefit or dividend reinvestment plans, and all regular and periodic reports on Forms 10-K, 10-Q and 8-K (or similar or substitute forms) as it shall file with the SEC; and

         (d) from time to time such additional information regarding results of operations, financial condition, business or prospects of the Company and the Company Subsidiaries as Purchaser or the Permitted Transferees may reasonably request.

         Section 4.04.  Access.

         (a) To permit Purchaser to complete its due diligence examination of the Company, the Company shall permit representatives of Purchaser to have full access: (i) to inspect the facilities and properties of the Company, (ii) to examine the corporate books, records, agreements and files of the Company and make copies or extracts therefrom and (iii) to consult with the directors, officers or other employees of the Company and the Company' independent auditors and legal counsel, all upon reasonable notice and at such reasonable times as the Purchaser may reasonably request.

         (b) For so long as Purchaser or the Permitted Transferees own, in the aggregate, at least the Permitted Interest, the Company will permit representatives of each Purchaser and any Permitted Transferee to visit and inspect any of the properties of the Company, to examine the corporate books, records, agreements and files of the Company and make copies or extracts therefrom and to advise and consult with the principal officers of the Company regarding the affairs, finances and accounts of the Company, all upon reasonable notice and at such reasonable times Purchaser or such Permitted Transferee may reasonably request.

         Section 4.05. Lost, Stolen, Destroyed or Mutilated Securities. Upon receipt of evidence of the loss, theft, destruction or mutilation of any certificate for any security of the Company owned by Purchaser or the Permitted Transferees and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company, or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares of Common Stock or other security of like tenor, as the case may be.

         Section 4.06. Change of Control. The Company shall promptly notify Purchaser and the Permitted Transferees (a) of the execution by the Company of a definitive agreement with any Person relating to a transaction the consummation of which will result in a Change of Control, (b) of the satisfaction or waiver of all conditions of closing (other than conditions which can only be satisfied on the closing date of such transaction) required under the terms of such definitive agreement, and (c) immediately upon consummation of a Change of Control.

         Section 4.07. Legend. Purchaser acknowledges and agrees that as of the date hereof the shares of Common Stock have not been registered under the Securities Act or the securities laws of any state, that the shares of Common Stock will be characterized as "restricted securities" under federal securities laws and that under such laws and applicable regulations the shares of Common Stock cannot be sold or otherwise disposed of or otherwise transferred without registration under the Securities Act or an exemption therefrom. Purchaser further acknowledges and agrees that each certificate of Common Stock to be issued to Purchaser or any Permitted Transferee hereunder shall bear the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Any holder of the Common Stock may request the Company to remove the legend described herein from the certificates evidencing such Common Stock by submitting to the Company such certificates, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act.

         Section 4.08. Further Assurances. The Company and Purchaser shall execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and shall take such further actions as the Company or Purchaser, as the case may be, may reasonably request to effectuate, carry out and comply with all of the terms of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, including, without limitation, making application as soon as practicable for all Consents required in connection with the transactions contemplated hereby and diligently pursuing the receipt of such Consents in good faith.

         Section 4.09. Solicitation. From the date hereof until the Closing Date, the Company shall not, and the Company shall direct and use its best efforts to cause its directors, officers, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries with respect to, or the making of, any Investment Proposal or engage in any negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any Person (other than Purchaser) relating to, an Investment Proposal, or enter into any agreement with respect to, or otherwise take any action to effect or facilitate any effort or attempt to make or implement an Investment Proposal, except that the Company may engage in such negotiations, provide such information, have such discussions or enter into such an agreement if and only to the extent that the Board of Directors determines in good faith after receipt of written advice from outside legal counsel experienced in such matters that such action is necessary in order for its Directors to comply with their respective fiduciary duties under applicable law. On the date hereof, the Company and the

Company Subsidiaries shall terminate all existing negotiations and discussions with any Person (other than Purchaser) relating to any Investment Proposal. For purposes of this Section 4.09, an "Investment Proposal" shall mean any proposal for the sale, exchange or issuance by the Company, whether in a private or public offering, of any shares of Common Stock or other securities or any securities, options, rights or warrants convertible into or exchangeable for any Common Stock (other than options granted in the ordinary course and shares issued upon exercise of options or upon conversion of outstanding convertible debt securities) or other equity securities of the Company or any sale of all or a material portion of the assets of the Company (other than sales in the ordinary course of business) or merger with or into any other Person (whether or not the Company is the Surviving Person) or any financing or any investment banking or financing services involving the Company.

         Section 4.10.  Board Representation.

         (a) On or prior to the Closing Date, the Board of Directors of the Company and the Audit Committee of the Board of Directors shall each be expanded by one position, and Douglas A. Crane shall be appointed to fill the vacancies created by such expansion. Thereafter, for so long as Purchaser and the Permitted Transferees own, in the aggregate, at least the Minimum Interest, Purchaser shall be entitled to designate one director on the management slate of nominees to the Company's Board of Directors (the "Purchaser Designee"). In the event that the number of directors comprising the Company's Board of Directors (in addition to the Purchaser Designee) shall be six or more, the Board of Directors shall be expanded by an additional position, and Purchaser shall be entitled to designate an additional director on such management slate of nominees (the "Additional Designee"). At least 90 days prior to each annual meeting of stockholders at which a Purchaser Designee (and Additional Designee, if applicable) will stand for election, Purchaser shall provide written notice to the Company indicating the Purchaser Designee (and Additional Designee, if applicable) to be nominated by Purchaser at such annual meeting, and such notice shall set forth as to each Person proposed for nomination all information relating to such Persons that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such Person's written consent to being named in the related proxy statement as a nominee and to serving as a director if elected).

         (b) Subject to applicable law, the Company shall use its best efforts at all times to take such action as is necessary to ensure that the nominating committee of the Board of Directors (or the full Board if there is no nominating committee) of the Company shall nominate and recommend to the stockholders of the Company that the stockholders elect the Purchaser Designee (and Additional Designee, if applicable) to the Board of Directors. As a condition precedent to the inclusion of any Purchaser Designee on any slate of nominees to be recommended to stockholders by the Board of Directors pursuant to Section 4.10(a), the nominating committee of the Board (or the full Board if there is no nominating committee) may review the information provided pursuant to Section 4.10(a) to evaluate in good faith such Purchaser Designee's (and such Additional Designee's) character and fitness to serve as a director. If the nominating committee (or the full Board if there is no nominating committee) determines in good faith that any such Purchaser Designee (or Additional Designee) lacks the character or fitness to serve as a director based on applicable legal and reasonable commercial standards, the nominating committee (or the full Board if there is no nominating committee) shall inform Purchaser of such determination, and such Purchaser shall then have the right to propose an alternative Purchaser Designee (or Additional Designee, as applicable) who is reasonably acceptable to the Company. All Purchaser Designees (and Additional Designees) elected to the Board of Directors shall receive, during the period in which they serve, any and all benefits (including, without limitation, any director compensation and grants of stock options under the any non-employee director plan of the Company) provided to the other members of the Board of Directors of the Company.

         (c) If at any time Purchaser and the Permitted Transferees are entitled to designate one or more nominees to the Board of Directors pursuant to this
Section 4.10 and Purchaser does not have a representative on the Board, so long as Purchaser and the Permitted Transferees own, in the aggregate, at least the Minimum Interest, the Company shall permit two representatives (or in the case that Purchaser are entitled to designate only one nominee to the Board, only one representative) of Purchaser (which representatives shall be acceptable to the Company in its reasonable discretion) to attend, but not vote, as observers at each meeting of the Board of Directors or any committee of the Board empowered to act with full authority of the entire Board, including telephonic meetings. The Company shall cause notice of any meeting of the Board of Directors or any such committee of the Board to be delivered to any such representatives at the same time and in the same manner as notice is given to the members of the Board of Directors. Such representatives will be entitled to receive all written materials given to the members of the Board of Directors in connection with such meetings at the time such materials and information are given to the Board of Directors. The Company shall reimburse such representatives for his or her reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or any such committee of the Board.

         (d) Each Purchaser Designee and Additional Designee shall be entitled to serve on any standing committee of the Board except to the extent the Purchaser Designee's or Additional Designee's participation would cause the Purchaser Designee's or Additional Designee's participation on such committee to exceed their proportionate representation on the full Board, provided, however, that the Purchaser Designee may serve on each standing committee selected in accordance with this subsection (d). Subject to the preceding sentence, the Company shall use its best efforts at all times as is necessary to ensure that each Purchaser Designee and Additional Designee is appointed to all such committees of the Board of Directors.

         (e) For so long as any Purchaser Designee or Additional Designee remains on the Board of Directors, the Company shall use best efforts to maintain directors' and officers' liability insurance with financially sound and reputable insurers at a level of coverage of at least $10,000,000.

         (f) This Section 4.10 shall terminate in the event of a Change of Control that is a merger or consolidation of the Company with or into another entity or sale of all or substantially all of the assets of the Company or other single transaction, as a result of such merger, consolidation or sale or other transaction the holders of the Company's capital stock immediately before the consummation thereof do not hold more than 50% of the voting power of the surviving entity immediately after the consummation thereof.

         Section 4.11.  Preemptive Rights.

         (a) In the event the Company proposes to undertake an issuance of New Securities (as defined below) after the date hereof, Purchaser and each Permitted Transferee that owns any shares of Common Stock on the date of issuance shall have the right to purchase its "proportionate share" of such New Securities on the terms and conditions set forth herein. Purchaser and each Permitted Transferee that owns any shares of Common Stock on such date shall also have the right of over allotment such that, if Purchaser or any Permitted Transferee fails to exercise its rights hereunder to purchase its proportionate share of New Securities to the fullest extent permitted, the Purchaser and Permitted Transferees may purchase all such New Securities that such Purchaser or Permitted Transferee elected not to purchase. For purposes of this Section 4.11, each Purchaser's and Permitted Transferee's "proportionate share" means the number of New Securities proposed to be issued and sold multiplied by a fraction, the numerator of which is the number of shares of Common Stock held by such Purchaser or Permitted Transferee on such date by such Person and the denominator of which is the total number of shares of Common Stock outstanding immediately prior to the issuance of the New Securities (determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Common Stock).

         (b) As used in this Section 4.11, the term "New Securities" shall mean
(i) any capital stock of the Company, (ii) any rights, options or warrants to purchase any such capital stock, or to purchase any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such capital stock, and (iii) any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such capital stock; provided, however, that "New Securities" shall not include (A) shares of Common Stock issued upon conversion or exercise of options, debentures, notes, warrants or rights outstanding as of the date hereof, (B) securities issued pursuant to the acquisition of another corporation or legal entity by the Company by merger, consolidation, purchase of all or substantially all of such other entity's assets, or acquisition transaction in which the Company participates on an arm's length basis, (C) securities (including options) issued in connection with any director or employee stock option plan or stock option agreement approved by the Board of Directors of the Company (or any committee thereof), (D) any securities issued in replacement of any securities of the Company outstanding as of the date hereof, (E) any securities issued to all holders of shares of Common Stock on a pro rata basis, (F) any securities issued in connection with a strategic investment by another Person in the Company or (G) subject to Section 4.11(e), securities issued in connection with the settlement of litigation outstanding on the Closing Date.

         (c) In the event the Company proposes to undertake an issuance of New Securities, it shall give Purchaser and the Permitted Transferees written notice of its intention to do so at least 20 days prior to such issuance, describing the New Securities and the price and terms upon which the Company proposes to issue the same (the "Original Notice"). Purchaser and each Permitted Transferee may purchase (i) such number of New Securities up to Purchaser's or such Permitted Transferee' proportionate share of such New Securities ("Full Amount") plus (ii) to the extent

Purchaser or other Permitted Transferees do not exercise their Full Amount, any additional New Securities that the Purchaser or other Permitted Transferees elected not to purchase in amount as agreed to by Purchaser and Permitted Transferees electing to purchase such additional New Securities (it being understood that in no event shall the Company be required to issue, in the aggregate, an amount of New Securities in excess of the aggregate amount issuable if Purchaser and all Permitted Transferees purchased their respective Full Amounts), for the price and upon the terms and conditions pertaining to the issuance of the New Securities (notwithstanding any changes that may be made to the terms and conditions set forth in the Original Notice) by giving a written notice to the Company no later than 15 days after the date of receiving the Original Notice ("Notice Date") identifying the number of New Securities to be purchased. If Purchaser or any Permitted Transferees elect to purchase any New Securities within such 15-day period, such New Securities shall be issued and sold to each of them in accordance with the terms and conditions pertaining to the issuance of the New Securities (notwithstanding any changes that may be made to the terms and conditions set forth in the Original Notice). Any New Securities that the Purchaser and Permitted Transferees elected not to purchase may be sold by the Company in accordance with the terms and conditions pertaining to such issuance of New Securities.

         (d) Notwithstanding anything to the contrary contained in this Section 4.11, upon any purchase of any New Securities by Purchaser or a Permitted Transferee pursuant to Section 4.11 on a later date than the issuance of the New Securities that gave rise to such Purchaser' or Permitted Transferee's purchase rights under Section 4.11, (i) the purchase price shall be adjusted by subtracting therefrom the value of any dividend or distribution received in respect of such New Securities after the date of such issuance and prior to the purchase by such Purchaser or Permitted Transferee hereunder, and (ii) the purchase price and number of shares or amount to be purchased shall be adjusted to reflect any stock split, stock dividend or other combination or reclassification of the capital stock during such time.

         (e) In the event that the Company issues (i) shares of Common Stock (other than upon conversion or exercise of securities, which is covered in the following clause (ii)) and/or (ii) securities convertible into or exercisable for shares of Common Stock (collectively, "Settlement Securities") in connection with the settlement of litigation outstanding on the Closing Date, the Company shall promptly notify Purchaser and each Permitted Transferee of such issuance, and Purchaser and each Transferee shall have the right, for a period of 60 days following receipt of such notice (or such longer period as shall be required for the Company to seek any required approval of its stockholders, which approval, if required, the Company agrees to seek promptly and to take such actions as are reasonably necessary in connection therewith), to purchase from the Company, at a price of $3.35 per share (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations and the like) additional shares of Common Stock ("Additional Shares") to the extent that, as a result of such acquisitions of Additional Shares, the percentage of the shares of Common Stock held by such Purchaser or Permitted Transferees of the total number of shares of Common Stock outstanding immediately after such acquisitions of Additional Shares and the issuance of such Settlement Securities (determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Common Stock) does not exceed the percentage of the shares of

Common Stock held by such Purchaser or Permitted Transferee of the total number of shares of Common Stock outstanding immediately prior to such acquisitions of Additional Shares and the issuance of such Settlement Securities (determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Common Stock).

         (f) The provisions of this Section 4.11 (other than Section 4.11(e)) shall terminate upon the first to occur of (i) the second anniversary of the Closing Date or (ii) a Change of Control that is a merger or consolidation of the Company with or into another entity or sale of all or substantially all of the assets of the Company or other single transaction, as a result of which merger, consolidation or sale or other transaction the holders of the Company's capital stock immediately before the consummation thereof do not hold more than 50% of the voting power of the surviving entity immediately after the consummation thereof.

         Section 4.12. Public Disclosure. Neither Purchaser nor the Company shall issue any press release or otherwise make any public statement or any other public disclosure regarding the existence or terms of this Agreement and the transactions contemplated hereby, without the prior written consent of the other (which shall not unreasonably be withheld).


                                   ARTICLE V.

                              CONDITIONS OF CLOSING

         Section 5.01. Conditions of Purchase at Closing. The obligation of Purchaser to purchase the Common Stock to be purchased at the Closing is subject to satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

         (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement and the Registration Rights Agreement and in each certificate or document delivered by the Company to Purchaser in connection with the transactions contemplated hereby and thereby shall be true and correct in all material respects on and as of the date of this Agreement or the date of the Registration Rights Agreement, certificates or other documents, as the case may be, and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all material respects as of such date)), and the Company shall have performed all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required hereunder and thereunder to be performed by it at or prior to the Closing.

         (b) Opinion of Counsel. Purchaser shall have received at the Closing from Fulbright & Jaworski L.L.P., counsel to the Company, a favorable written opinion dated as of the Closing Date which shall be to the effect set forth in Exhibit C hereto.

         (c) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

         (d) Regulatory Approvals. All Permits, Consents, authorizations, orders and approvals of, and filings and registrations with any Governmental Entity or any other Person required to be made or obtained under any federal or state law, rule or regulation in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby on the Closing Date shall have been obtained or made, and all statutory waiting periods thereunder in respect thereof shall have expired, in each case, without the imposition of any terms or conditions which, either individually or in the aggregate, are unduly burdensome to Purchaser or any of their Affiliates or are such that, had they been known to Purchaser prior to the date hereof, it is reasonable to conclude that Purchaser would not have entered into this Agreement or the transactions contemplated hereby.

         (e) Company Certificate. The Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by its president and its chief financial officer, in form and substance satisfactory to Purchaser to the effect that the conditions set forth in this Section 5.01 hereof have been satisfied.

         (f) Registration Rights Agreement. (i) The Registration Rights Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect and (ii) all Consents, approvals, waivers, amendments, or authorizations required under any agreements set forth in
Schedule 3.01(c) in connection with the execution, delivery and performance by the Company of the Registration Rights Agreement which are necessary in order for Purchaser to have the full benefit or enjoyment of the provisions of the Registration Rights Agreement shall have been obtained.

         (g) Payment of Expenses. The Company shall have paid to Purchaser the costs and expenses described in Section 7.07 hereof.

         (h) Appointment of Purchaser Designee. The Purchaser Designee shall have been appointed to the Board of Directors.

         Section 5.02. Conditions of Sale at Closing. The obligation of the Company to sell and issue the Common Stock to be sold and issued at the Closing is subject to satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

         (a) Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement and the Registration Rights Agreement and in any certificates or other documents delivered by Purchaser to the Company in connection with the transactions contemplated hereby and thereby shall be true and correct in all material respects on and as of the date of this Agreement or the date of the, certificates or other documents, as the case may be, and on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date

(which need only be true and correct in all material respects as of such date)), and Purchaser shall have performed all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required to be performed by each of them at or prior to the Closing.

         (b) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction with enjoins or prohibits consummation of the transactions contemplated hereby.

         (c) Purchaser's Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, in form and substance satisfactory to the Company to the effect that the conditions set forth in this
Section 5.02 have been satisfied.

         (d) Opinion of Counsel. The Company shall have received at the Closing from Choate, Hall & Stewart, counsel to the Purchaser, a favorable written opinion dated as of the Closing Date which shall be to the effect set forth in Exhibit D hereto.


                                   ARTICLE VI.

                                   STANDSTILL

         Purchaser hereby agrees that neither it nor its Affiliates will (a) except as expressly provided for herein, acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company, (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to voting of any voting securities of the Company or vote in favor of any matter (including without limitation any acquisition transaction) that is opposed by the Board of Directors), (c) join a partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company, (d) directly or indirectly, offer, sell or transfer any voting securities of the Company at such time that a tender or exchange offer is pending or has been announced or which has otherwise been communicated to Purchaser for outstanding voting securities of the Company that is opposed by the Board of Directors, or (e) otherwise participate, directly or indirectly, in any acquisition transaction involving the Company that is not approved by the Board. Notwithstanding the foregoing sentence, in the event that the Company issues any New Securities of the type described in Section 4.11(b)(iii)(B) or
(F), Purchaser and Permitted Transferees may acquire additional equity securities of the Company to the extent that, as a result of such acquisitions, the percentage of the shares of Common Stock held by such Purchaser or Permitted Transferees of the total number of shares of Common Stock outstanding after such acquisitions and the issuance of such New Securities (determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Common Stock) does not exceed the percentage of the shares of Common Stock held by such Purchaser or Permitted Transferee of the total number of shares of Common Stock outstanding immediately prior to such acquisitions and the issuance of such New Securities (determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Common Stock).


                                  ARTICLE VII.

                                  MISCELLANEOUS

         Section 7.01. Survival of Representations and Warranties. All representations and warranties made herein or in any Schedule or Exhibit hereto, or in any certificates or documents delivered in connection with the Closing shall survive the Closing for a period of two years following the Closing Date.

         Section 7.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

         (a)      If to Purchaser, to:

                           Crane & Co., Inc.
                           30 South Street
                           Dalton, MA  01226
                           Phone:  (413) 684-6202
                           Fax:  (413) 684-1820
                           Attn:  Lansing E. Crane

                  With copies to:

                           Choate, Hall & Stewart
                           Exchange Place
                           53 State Street
                           Boston, MA  02109
                           Phone: (617) 248-5000
                           Fax:  (617) 248-4000
                           Attn:  Frank B. Porter, Esq.

         (b)      If to the Company, to:

                           American Bank Note Holographics, Inc.
                           399 Executive Boulevard
                           Elmsford, NY  10523
                           Phone:  (914) 592-2355
                           Fax:  (914) 592-4469
                           Attn:  Kenneth H. Traub

                  With a copy to:

                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue
                           New York, NY  10103
                           Phone:  (212) 318-3000
                           Fax:  (212) 752-5958
                           Attn:  Paul Jacobs, Esq.

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         Section 7.03. Entire Agreement; Amendment. This Agreement and the Registration Rights Agreement and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by Purchaser of the Company prior to or after the date hereof shall stop or prevent Purchaser from exercising any right hereunder or be deemed to be a waiver of any such right. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         Section 7.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         Section 7.05. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed in Massachusetts without giving effect to the conflict of laws of Massachusetts.

         Section 7.06. Public Announcements. Subject to each party's disclosure obligations imposed by law and any stock exchange, the Company agrees to provide Purchaser for its review all news releases and other public disclosures that the Company anticipates distributing relating to this Agreement and the transactions contemplated hereby prior to any dissemination of the same. Purchaser shall also have the right to review and, before filing or other public dissemination, approve (which approval will not be unreasonably withheld) any statements made or information provided with respect to Purchaser or the Permitted Transferees or the transactions contemplated by this Agreement, including, without limitation, such statements intended to be included in any future Securities Filings prepared by or on behalf of the Company. The Company shall not use the name (or any derivative thereof) of Purchaser or any Permitted Transferee in any news release or public disclosures without the prior written consent of Purchaser.

         Section 7.07. Expenses. The Company shall bear its own costs and expenses incurred in connection with this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, including the fees and expenses of the Company's financial advisors, accountants and counsel. Upon the Closing or upon termination of this Agreement as a result of the Company's failure to satisfy a condition to Closing, the Company agrees to pay or reimburse Purchaser on the Closing Date for all reasonable out-of-pocket costs and expenses incurred by Purchaser, up to a maximum of $50,000 (it being understood that such limit in no way limits the Company's obligations pursuant to Section 7.08 hereof), arising in connection with Purchaser's due diligence investigation of the Company, the preparation and negotiation of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, including, without limitation, all filing fees, travel expenses and the reasonable fees and expenses of Purchaser's counsel, accountants and consultants.

         Section 7.08.  Indemnification.

         (a) The Company agrees to indemnify and save harmless Purchaser, each person who controls Purchaser within the meaning of the Exchange Act (including the general partners thereof), and each of the respective partners, officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the "Purchaser Indemnitees"), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 7.08(d)) and expenses (including reasonable attorneys' fees and disbursements) (collectively, "Losses") relating to or arising out of (i) any inaccuracy in or breach of the representations, warranties, covenants or agreements made by the Company herein when made or deemed made or (ii) any other conduct by the Company or its employees or agents as a result of which, in whole or in part, any Purchaser Indemnitee is made a party to, or otherwise becomes liable pursuant to, any action, suit, claim or proceeding arising out of or relating to any such conduct, provided such indemnification obligation pursuant to this clause (ii) shall not apply to the extent that any Purchaser Indemnitee seeking indemnification hereunder contributed to the Losses that are the subject of such action, suit, claim or proceeding.

         (b) The Company shall reimburse the Purchaser Indemnitees for all reasonable out-of-pocket expenses (including attorneys' fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not a Purchaser Indemnitee is a party thereto.

         (c) In the event that the foregoing indemnity is unavailable to any Purchaser Indemnitee for any reason, the Company agrees to contribute to any such Losses and will do so in such proportion as is appropriate to reflect the relative fault of each party in connection with the conduct which resulted in the Losses. The parties agree that it would not be just or equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of relative fault and other equitable considerations. The parties further agree that if and to the extent that pro rata contribution were nevertheless considered by a court, all Purchaser Indemnitees shall collectively be deemed to be one person. No Purchaser Indemnitee shall in any event have liability to the Company arising out of an inaccuracy in or breach of the representations, warranties, covenants or agreements made by the Company herein, other conduct by the Company or their employees or agents, or any action or failure to act undertaken by a Purchaser Indemnitee at the request of the Company.

         (d) A Purchaser Indemnitee shall give written notice to the Company of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Purchaser Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 7.08 unless and to the extent that the Company shall have been prejudiced by the failure of such Purchaser Indemnitee to so notify the Company. In case any such action, suit, claim or proceeding is brought against a Purchaser Indemnitee, the Company shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Purchaser Indemnitee, and after notice from the Company of its election so to assume the defense thereof, the Company will not be liable to such Purchaser Indemnitee under this Section
7.08 for any legal or other expense subsequently incurred by such Purchaser Indemnitee in connection with the defense thereof; provided, however, that (i) if the Company shall elect not to assume the defense of such claim or action or
(ii) if such Purchaser Indemnitee reasonably determines that there may be a material conflict between the positions of the Company and of Purchaser Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in and conduct the defense, and the Company shall be liable for any legal or other expenses reasonably incurred by Purchaser Indemnitee in connection with the defense. The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without Purchaser Indemnitee's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Purchaser Indemnitee is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of Purchaser and each other Purchaser Indemnitee from all liability arising out of such action, suit, claim or proceeding.

         (e) The obligations of the Company under this Section 7.08 shall survive the transfer of the Shares or the termination of this Agreement or the consummation of the transactions contemplated hereby.

         (f) The rights of Purchaser under this Section 7.08 shall be in addition to any liability that the Company might otherwise have to Purchaser under this Agreement, at common law or otherwise, provided, however, that, with respect to any Losses incurred by the Purchaser Indemnitees relating to or arising out of the inaccuracy in or breach of the representations, warranties, covenants and agreements made by the Company herein, (i) the provisions of this
Section 7.08 shall be the exclusive remedy of Purchaser, except with respect to any action for fraud, and (ii) the maximum liability of the Company for such Losses under Section 7.08(a)(i) shall be limited to $9,316,230.

         Section 7.09. Successors and Assigns. Subject to Applicable Law and the provisions of Section 4.07, Purchaser may assign its rights under this Agreement in whole or in part to any Permitted Transferee, but no such assignment shall relieve Purchaser of its obligations hereunder. No transferee of Purchaser (or the Permitted Transferees) which is not a Permitted Transferee shall have any rights under this Agreement. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Purchaser. Any purported assignment in violation of this Section 7.09 shall be void.

         Section 7.10. Jurisdiction. The courts of The Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 7.02) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

         Section 7.11. Specific Performance. The Company acknowledges that the rights granted to Purchaser in this Agreement are of a special, unique and extraordinary character, and that any breach of this Agreement by the Company could not be compensated for by damages. Accordingly, if the Company breaches its obligations under this Agreement, Purchaser shall be entitled, in addition to any other remedies that it may have, to seek enforcement of this Agreement by a decree of specific performance requiring the Company to fulfill its obligations under this Agreement.

         Section 7.12. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         Section 7.13. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties here to that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

         Section 7.14. Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such Applicable Laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, the parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

                            [Signature page follows.]



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
                  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.


                                                     AMERICAN BANK NOTE
                                                     HOLOGRAPHICS, INC.



                                                     By: /s/ Kenneth Traub
                                                         ----------------------
                                                     Name: Kenneth Traub
                                                     Title: President and Chief
                                                            Executive Officer


                                                     CRANE & CO., INC.


                                                      By: /s/ Lansing E. Crane
                                                          ----------------------
                                                      Name: Lansing E. Crane
                                                      Title: Chairman and Chief
                                                             Executive Officer



                                       34